                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934




                           Perot Systems Corporation
                   -----------------------------------------
                               (Name of Issuer)

                              Class A Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)

                                  714265 10 5
                   -----------------------------------------
                               (CUSIP Number)





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                        (Continued on following page(s))

                               Page 1 of 7 Pages

CUSIP No. 714265 10 5                     13G                  Page 2 of 7 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
          HWGA, Ltd.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          75-2230653
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                               16,000,000
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                               16,000,000
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                      0
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                            16,000,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                            41.8 percent
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


                                                            PN
--------------------------------------------------------------------------------

CUSIP No. 714265 10 5                      13G                Page 3 of 7 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
          Ross Perot
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                               16,000,000
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                 0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                               16,000,000
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                   0
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                            16,000,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                            41.8 percent
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


                                                            IN
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549
                       ---------------------------------
                        SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934
                       ---------------------------------

Item 1.    (a).    Name of Issuer:
                                             Perot Systems Corporation


           (b).    Address of Issuer's Principal Executive Offices:
                  12377 Merit Drive, Suite 1100, Dallas, Texas 75251

Item 2.    (a).    Name of Person Filing:
                                             HWGA, Ltd.
                                             Ross Perot

           (b).    Address of Principal Business Office:

                  12377 Merit Drive, Suite 1700, Dallas, Texas 75251


Item 2.    (c).    Citizenship:
                                   USA


           (d).    Title of Class of Securities:
                                   Class A Common Stock


           (e).    CUSIP Number:
                                   714265 10 5



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
                                   Not Applicable

                                Page 4 of 7 Pages

Item 4.          Ownership.

           (a).    Amount Beneficially Owned:
                                                16,000,000

           (b).    Percent of Class:
                                                41.8 percent


           (c).    Number of Shares as to which such person has:

                   (i)      sole power to vote or to direct the vote
                                        16,000,000
                   (ii)     shared power to vote or to direct the vote
                                            0
                   (iii)    sole power to dispose or to direct the disposition
                            of          16,000,000

                   (iv)     shared power to dispose or to direct the
                            disposition of  0


                                Page 5 of 7 Pages

Item 5.            Ownership of Five Percent or Less of a Class:

                                       Not Applicable

Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                                       Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                                       Not Applicable

Item 8.            Identification and Classification of Members of the Group:

                                       Not Applicable

Item 9.            Notice of Dissolution of Group:

                                       Not Applicable


Item 10.           Certification:

                   Not applicable


                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                /S/   Ross Perot
                                               ------------------------
                                                      Ross Perot


                                                HWGA, Ltd.

                                          By:   /S/   Ross Perot
                                               ------------------------
                                                      Ross Perot
                                          Title: Managing General Partner

Dated: February 14, 1998
                                Page 6 of 7 Pages

                                    EXHIBIT A


Ross Perot and HWGA, Ltd. agree that a joint Schedule 13G to be filed on behalf of each of them.

                                           By:   /S/   Ross Perot
                                               --------------------------
                                                       Ross Perot


                                                 HWGA, Ltd.

                                           By:   /S/   Ross Perot
                                               --------------------------
                                                       Ross Perot
                                          Title: Managing General Partner

February 14, 1998